Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Plan Administrator of

The Kroger Co. 401(k) Retirement Savings Account Plan:

We consent to incorporation by reference in the Registration Statements (No. 333-138152 and No. 333-180404) on Form S-8 of The Kroger Co. of our report dated June 27, 2012, relating to the statements of net assets available for benefits of The Kroger Co. 401(k) Retirement Savings Account Plan as of December 31, 2011 and 2010, and the related statements of changes in net assets available for benefits and the supplemental schedules for the years then ended, which report appears in the December 31, 2011 annual report on Form 11-K of The Kroger Co. 401(k) Retirement Savings Account Plan.

/s/ Clark, Schaefer, Hackett & Co.

Cincinnati, Ohio

June 27, 2012